                                 EMPLOYMENT AGREEMENT
                                       BETWEEN
                                EARTHSHELL CORPORATION
                                         AND
                                 WILLIAM F. SPENGLER

          This Employment Agreement (the "Agreement") is entered into as of March 23, 1998 (the "Effective Date") by and between EarthShell Corporation, a Delaware corporation with its principal office located in Santa Barbara, California (the "Company"), and William F. Spengler, an individual ("Executive").

                                      AGREEMENT

          1. SERVICES PROVIDED TO THE COMPANY. Commencing as of April 13, 1998 ("Start Date"), Executive shall be employed by the Company as its Senior Vice President, and Executive agrees to such employment. During the term of this Agreement, Employee shall devote all of his regular working hours to the business and welfare of the Company and its subsidiaries. Executive, however, may spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and may make personal investments or conduct private business affairs to the extent that such activities do not materially interfere with the services required under this Agreement. It is envisioned that Executive shall eventually become the Chief Financial Officer of the Company.

          2.   COMPENSATION TO EXECUTIVE.

               (a) BASE SALARY. During the term of this Agreement, the Company shall pay to Executive a base salary in the amount of $360,000 per annum, payable in accordance with the normal payment pattern of the Company, not to be less frequently than monthly. The Base Salary shall commence to accrue on the Start Date.

               (b) STOCK OPTIONS. Pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"), on the Effective Date, the Company shall grant to Executive options to acquire 100,000 shares of the Company's common stock (based on a 262 for one stock split) at an exercise price equal to the price per share at which the Company's common stock is first sold to the public in its initial public offering. Such options shall vest at the rate of 25% on each anniversary of the Effective Date. All options shall become fully vested on the fourth anniversary of the Effective Date.

               (c) ADDITIONAL COMPENSATION. Executive may also be entitled to receive (i) an annual bonus in an amount equal to one year's base salary provided certain financial and other milestones are met by the Company and Executive, as determined by Executive and the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board") within 60 days following the date of this Agreement, and, in the event such milestones are not met or are significantly exceeded, such other lesser or greater bonus as the Compensation Committee shall determine is its sole discretion, and (ii) options or other rights to acquire the Company's common stock pursuant to the Plan, under such terms and conditions as are determined by the Stock Option Committee (the "Option Committee") of the Board in its sole discretion. In making such determinations, the Compensation Committee and Option Committee shall consider, among other things, the annual financial results of the Company, meeting critical milestones on the business plan and Executive's contributions thereto.

          3. EMPLOYEE BENEFITS. The Company shall provide to Executive each of the following benefits:

               (a) BUSINESS EXPENSES. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies. Such reimbursement shall be made by the Company within thirty (30) days after receipt of a statement therefor from Executive setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses.

               (b) INSURANCE COVERAGE AND BENEFITS. Beginning on the Start Date, the Company shall provide Executive, at the Company's expense, coverage under the major medical, hospitalization, disability and other insurance programs maintained by the Company for its officers generally, or if none is made for its officers generally, its employees generally, including any benefit plans that are provided by the Company subsequent to the date of this Agreement. In addition, Executive shall receive on the Start Date all other Company-provided benefits, including sick pay benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally. Executive shall be entitled to four weeks paid vacation each year.

          4. TERMINATION. Executive's employment hereunder may be terminated upon thirty (30) days written notice by Executive or the Company, provided that if Company terminates Executive's employment for other than cause, Executive shall be entitled to severance pay equal to 100% of his annual base salary. Notwithstanding the foregoing, Executive shall not be entitled to any severance payment if his employment shall be terminated for cause. Cause means the occurrence of any of the following events: (i) willful and continued failure (to include such failure due to (a) death or (b) disability for a consecutive period of ninety (90) days or more) by the Executive to substantially perform his duties with the Company; provided, however, that the Executive must be notified by the Company of any such failure to perform his duties and shall have thirty (30) days from the date of such notice to cure such failure; (ii) any act by the Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; or (iii) indictment or conviction of the Executive for a felony or any other crime involving moral turpitude.

          5. CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive agrees to execute and deliver to the Company its standard non-disclosure agreement with respect to the Company's confidential and proprietary information. Such agreement shall be effective as of the Effective Date.

          6.   GENERAL PROVISIONS.

               (a) NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.
Notices shall be addressed to the parties at the following addresses:

     If to the Company, to:   EarthShell Corporation
                              800 Miramonte Drive
                              Santa Barbara, California 93109
                              Attention:  Chairman of the Board

     If to Executive, to:     William F. Spengler
                              3611 Jackson Cabin Road
                              Phoenix, Maryland 21131

               (b) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Executive and his heirs and legal representatives. This Agreement is personal to Executive and shall not be assignable by Executive.

               (c) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

               (d) ENTIRE AGREEMENT/AMENDMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

               (e) APPLICABLE LAW. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

               (f) SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              EARTHSHELL CORPORATION,
                              a Delaware corporation


                              By:
                                   ------------------------
                              Title:
                                    -----------------------

                              WILLIAM F. SPENGLER


                              -----------------------------